Exhibit 99.1

Active Power Reports Second Quarter 2011 Results

YTD Revenues Up 35%

AUSTIN, Texas (July 26, 2011) –Active Power, Inc. (NASDAQ: ACPW), manufacturer of critical backup power systems and continuous power and infrastructure solutions, reported results for its second quarter ended June 30, 2011.

Financial Highlights

•
Q2 2011 revenues increased $3.2 million, or 20%, to $19.2 million versus the same year-ago quarter. For the six months ended June 30, 2011, revenues increased $9.4 million to $36.5 million, or 35%, compared to the same period in 2010.

•	$11.9 million in revenue from continuous power and infrastructure solutions, representing 62% of revenue in the quarter.

•	125% increase in IT channel revenues compared to the same year-ago quarter.

•	Reduced net loss by 9% to $1.4 million or $0.02 per share in the quarter compared to the same year-ago quarter. On a year to date basis, reduced net loss by 40% to $2.5 million.

Operational Highlights

•
Opened new 19,000 square foot operations and demonstration facility in United Kingdom to support growing critical power solutions business in local market, enabling company to design, build, and commission a greater number of continuous power and infrastructure solutions.

•
Announced the deployment of critical power infrastructure equipment to Capgemini Merlin datacenter facility in Swindon, United Kingdom, helping customer achieve industry-leading energy efficiencies and full tier 3 certification from Uptime Institute.

•	Increased sales revenue in Asia Pacific region, particularly in Japan and delivered two PowerHouse systems to a large China based utility company.

•
Received multiple new orders for continuous power systems and UPS (uninterruptible power supply) systems, including two multimillion dollar PowerHouse projects made in conjunction with strategic IT partner.

•	Joined the Russell 3000 Index, Russell Global, and Russell Microcap Indexes.

Q2 2011 Financial Results

Revenues for the second quarter of 2011 were $19.2 million, an increase of 20% from the same year-ago quarter and an increase of 11% from the first quarter of 2011. For the six months ended June 30, 2011, total revenues of $36.5 million increased 35% from $27.2 million in the same period in 2010.

Gross profit margin for the quarter decreased to 24%, compared to 27% in the same year-ago quarter and 27% in the previous quarter due to changes in sales mix.

Net loss for the quarter was $1.4 million, or $(0.02) per share. This compares to a net loss of $1.5 million or $(0.02) per share in the same year-ago quarter and a net loss of $1.1 million or $(0.01) per share in the previous quarter. For the six months ended June 30, 2011, net loss was $2.5 million or $(0.03) per share compared to a net loss of $4.1 million or $(0.05) per share in the same year-ago period.

Management Commentary

“As the second highest revenue quarter in company history, the second quarter of 2011 demonstrated the performance and economic benefits of our products and solutions – from industry-leading energy and space efficiencies to high reliability – continue to resonate with datacenter and technology centric customers worldwide,” said Jim Clishem, president and CEO of Active Power.

“We realized a greater proportion of infrastructure solutions sales globally this quarter, including a number of large transactions in Asia. This change in product mix and some larger support costs for certain continuous power system deployments resulted in lower gross and operating margins. We see strong growth in our UPS and solutions business in the second half of 2011 and expect our margins to improve to enable us to reach profitability.”

“At the end of June, we had a number of large orders in progress and scheduled for second half delivery, which in turn resulted in a large increase in inventory and payables. We also made certain investments in research and development and added personnel to meet the increased demand in our sales pipeline. While these factors impacted the quarter’s profitability, we believe these investments will enable us to continue to grow the business and meet our financial and strategic objectives.”

Outlook

Active Power expects third quarter 2011 revenues to be between $18 million and $21 million. Third quarter earnings per share is expected to range between $(0.02) and $0.02 cents per share. Changes in cash and investments are expected to be driven by changes in working capital requirements.

Conference Call and Webcast

Active Power will host a conference call today (Tuesday, July 26, 2011) at 4:30 p.m. (ET) to discuss its second quarter 2011 results. Interested parties can dial into the call at the time of the event at (877) 641-0093. For callers outside the U.S. and in Canada, please dial (904) 520-5773.

To listen to the live Webcast, please click here. A replay of the Webcast will be available through Aug. 9, 2011, via Active Power’s Web site at www.activepower.com.

About Active Power
Founded in 1992, Active Power (NASDAQ: ACPW) designs and manufactures continuous power solutions and critical backup power systems that enable datacenters and other mission critical operations to remain ‘on’ 24 hours a day, seven days a week. Active Power solutions are intelligently efficient, inherently reliable and economically green, providing environmental benefits and energy and space efficiencies to customers’ financial benefit. The company’s products and solutions are built with pride in Austin, Texas, at a state-of-the-art, ISO 9001:2008 registered manufacturing and test facility. Global customers are served via Austin and four regional operations centers located in the United Kingdom, Germany, Japan and China, supporting the deployment of systems in more than 40 countries. For more information, visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements:
This release may contain forward-looking statements that involve risks and uncertainties, including statements relating to Active Power’s current expectations of operating results for the second quarter of 2011, its future operating results and customers’ current intentions. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Factors that could cause the actual results to differ materially from the results predicted include, among others, the deferral or cancellation of sales commitments as a result of general economic conditions or uncertainty, risks related to our international operations, and product performance and quality issues. For more information on the risk factors that could cause actual results to differ from these forward looking statements, please refer to Active Power filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010, its Quarterly Reports on Form 10-Q for the quarter ended March 31, 2011, and its Current Reports on Form 8-K filed since such year ended. Active Power assumes no obligation to update any forward-looking statements or information which are in effect as of their respective dates.

Active Power, CleanSource and CoolAir are registered trademarks of Active Power, Inc. The Active Power logo, PowerHouse and PowerCentre are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Investor Contact:	Media Contact:
Ron Both	Lee Higgins
Liolios Group, Inc.	Public Relations Manager
949-574-3860	512-744-9488
info@liolios.com	lhiggins@activepower.com

ACTIVE POWER, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenues:
Product revenue	$16,156	$13,307	$30,894	$22,693
Service and other revenue	3,059	2,740	5,650	4,471
Total revenue	19,215	16,047	36,544	27,164

Cost of goods sold:
Cost of product revenue	11,991	10,171	22,513	17,036
Cost of service and other revenue	2,591	1,514	4,688	2,915
Total cost of goods sold	14,582	11,685	27,201	19,951

Gross profit	4,633	4,362	9,343	7,213

Operating expenses:
Research and development	1,086	849	2,007	1,684
Selling and marketing	3,400	3,526	6,870	6,784
General & administrative	1,435	1,433	2,803	2,750
Total operating expenses	5,921	5,808	11,680	11,218
Operating loss	(1,288)	(1,446)	(2,337)	(4,005)

Interest expense, net	(48)	(26)	(81)	(52)
Other expense, net	(58)	(64)	(42)	(68)
Net loss	$(1,394)	$(1,536)	$(2,460)	$(4,125)

Net loss per share, basic & diluted	$(0.02)	$(0.02)	$(0.03)	$(0.05)
Shares used in computing net loss per share, basic & diluted	80,045	79,656	79,934	75,540

Comprehensive loss:
Net loss	$(1,394)	$(1,536)	$(2,460)	$(4,125)
Translation gain (loss) on subsidiaries in foreign currencies	299	(98)	609	(259)
Comprehensive loss	$(1,095)	$(1,634)	$(1,851)	$(4,384)

ACTIVE POWER, INC.
CONDENSED BALANCE SHEETS
(In thousands)
	June 30	December 31
	2011	2010
Assets	(unaudited)

Current assets:
Cash and cash equivalents	$10,953	$15,416
Short-term investments in marketable securities	145	134
Accounts receivable, net	17,805	14,708
Inventories	12,051	6,430
Prepaid expenses and other	405	511
Total current assets	41,359	37,199
Property and equipment, net	2,589	2,005
Deposits and other	404	314
Total assets	$44,352	$39,518

Liabilities and stockholders' equity

Current liabilities:
Accounts payable	$10,995	$6,022
Accrued expenses	4,874	7,068
Deferred revenue	2,299	2,492
Revolving line of credit	5,535	2,535
Total current liabilities	23,703	18,117

Long-term liabilities	712	579
Stockholders' equity:
Common stock	80	80
Treasury stock	(115)	(103)
Additional paid-in capital	275,787	274,807
Accumulated deficit	(256,261)	(253,801)
Other accumulated comprehensive loss	446	(161)
Total stockholders’ equity	19,937	20,822
Total liabilities and stockholders’ equity	$44,352	$39,518

ACTIVE POWER, INC.
SUPPLEMENTAL FINANCIAL DATA

	Three Months Ended June 30,		Six Months Ended June 30,
$'000	2011	2010	2011	2010
Product Revenue:
UPS products	$5,458	$6,643	$14,773	$14,853
Continuous Power Solutions	8,399	4,509	13,071	5,087
Infrastructure Solutions	2,299	2,155	3,050	2,753
	$16,156	$13,307	$30,894	$22,693

MW of critical Power delivered	23.4MW	24.3MW	54.7MW	47.9MW
Revenue per MW of Critical Power ($'000)	$660	$491	$557	$453

Selected Balance Sheet Data: ($'000)			June 30, 2011	Dec. 31, 2010

Inventory:
Raw material			$6,655	$5,243
Work in progress			5,461	2,382
Finished goods			1,750	1,148
Less reserves for obsolescence			(1,815)	(2,343)
			$12,051	$6,430

Receivables:
Americas			$10,132	$10,681
EMEA			4,866	4,020
Asia			2,807	7
			$17,805	$14,708